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                    SECOND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             UNIVERSAL OUTDOOR, INC.


ARTICLE ONE:   The name of the Corporation is UNIVERSAL OUTDOOR, INC. (the
               "Corporation") incorporated on June 12, 1975.

ARTICLE TWO:   The name and address of the registered agent and its registered office are:

                    Paul G. Simon
                    321 North Clark Street
                    Suite 1010
                    Chicago, Illinois 60610
                    Cook County

AMENDED
ARTICLE THREE: The purpose or purposes for which the Corporation is organized are:

               To engage in the selling and placing of space for all forms of billboard, sign and display advertising; to act as agent, broker, representative, or in any other capacity, for others in the sale of space for advertising purposes; and to do a general advertising business in all its branches.

               To manufacture, install, supply, maintain, lease and operate billboard sign boards and all other types of signs; and to acquire businesses of one or more so engaged.

               To manufacture, buy, sell, job, trade in or otherwise deal in goods, wares and merchandise of every kind, nature and description.

               To do all things proper, incidental and conducive to the attainment of such purposes.

               To engage in the transaction of any or all lawful business for which the Corporation may be incorporated under the Illinois Business Corporation Act.

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ARTICLE FOUR:  The authorized shares shall be:

                    CLASS     PAR VALUE      NUMBER OF SHARES
                    -----     PER SHARE         AUTHORIZED
                              ---------      ----------------
                    Common      $0.01           1,000,000


ARTICLE FIVE:  The number of shares issued as of the date hereof, and the amount of paid-in capital of the Corporation are:


                                            NUMBER OF       AMOUNT OF
                               PAR VALUE     SHARES          PAID-IN
                    CLASS      PER SHARE     ISSUED          CAPITAL
                    -----      ---------    ---------       ---------
                    Common      $0.01        10,000         $3,193,794



AMENDED
ARTICLE SIX:   Paragraph 1: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise required by law. The number of directors constituting the entire Board of Directors of the Corporation shall be not less than four nor no more than seven, as set forth in the By-Laws.

               Paragraph 2: In all elections for directors, every Common shareholder shall have the right to vote the number of shares owned by such shareholders for as many persons as there are directors to be elected. Shareholders shall have no right to cumulate such votes.

               Paragraph 3: Subject to paragraph 4 of this ARTICLE SIXTH or as otherwise required by law, the board of Directors shall take action in the manner provided for in the By-Laws of the Corporation.

               Paragraph 4: Except as otherwise provided by law, any Material Event (as defined herein) shall require the unanimous approval of the members of the Board of Directors of the Corporation present at a duly called meeting (or to the extent permitted in the By-Laws, by the unanimous written consent of all of the directors) of the Board of directors at which a

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               quorum is present.

               Paragraph 5: For purposes of these Articles, a "Material Event" shall mean (i) any amendment to any provision of these Articles or to the By-Laws of the Corporation, (ii) the approval of the annual budget (or revision thereto) of the Corporation, (iii) any sale, merger, restructuring, liquidation, or other fundamental transaction of the Corporation or a sale or disposition of a substantial portion of its assets (including a sale of any subsidiary of the Corporation or a sale or disposition of a substantial portion of the assets of any subsidiary of the Corporation), (iv) the filing of any bankruptcy petition by or on behalf of the Corporation or any of its subsidiaries, (v) the payments of dividends or distributions to holders of capital stock of the Corporation, (vi) a public offering of securities of the Corporation, (vii) any acquisition, capital expenditure or incurrence of indebtedness, including guarantees, or other obligation, in excess of $2,000,000, (viii) the replacement of the Corporation's or any of its subsidiaries' outside accountants, (ix) any transactions with affiliates of the Corporation (other than with any of its subsidiaries or Universal Outdoor Holdings, Inc. ("Holdings"), (x) the nomination of any director to the Board of Directors, (xi) any increase or decrease in the number of members of the Board of Directors, (xii) the removal of a director, with or without cause, from the Board of Directors, and (xii) the filling of any vacancies on the Board of Directors.

               Paragraph 6: The Board of Directors shall use its best efforts to cause the Board of Directors of the Corporation to be comprised at all times of the directors as are the directors of Holdings at such time.

ARTICLE SEVEN: Dividends may be declared and paid upon the Common Stock out of the assets of the Corporation legally available therefor, when and as determined by the Board of Directors, in its discretion.

ARTICLE EIGHT: The holders of the Common Stock shall be entitled to receive, in the event of any liquidation, dissolution or winding up of the Corporation, all of the assets of the Corporation available for distribution to shareholders. In such event, each holder of the Common Stock shall receive such fraction of such assets as shall be equal the total number of shares of Common Stock held by such holder divided by the total number of shares of

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               Common Stock then issued and outstanding.

AMENDED
ARTICLE NINE:  Any action by the Board of Directors of the Corporation or by the
               Corporation with respect to the appointment, removal or replacement of each of the chief executive officers of the Corporation who shall be the Chairman of the Board and the President, respectively, of the Corporation shall require the approval of the holders of a majority of the outstanding shares of Common Stock. At all times, the Chairman of the Board and the President of the Corporation, respectively, shall be the persons who are the Chairman of the Board and the President of Holdings, respectively. In the event that the Chairman of the Board or the President of Holdings is removed or replaced, the Chairman of the Board or President of the Corporation, as the case may be, shall be replaced pursuant to the provisions of the first sentence of this Article Ninth.

ARTICLE TEN:   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation; PROVIDED, THAT no by-law shall at any time be inconsistent with any provision of these Articles.